Exhibit 99

Eaton Reports First Quarter Net Income and Operating Earnings Per Share of $0.96, Up 9 Percent Over First Quarter of 2016

Record First Quarter Operating Cash Flow of $463 Million

Net Income and Operating Earnings Per Share Guidance Raised by $0.15 to $4.45 - $4.75

DUBLIN--(BUSINESS WIRE)--May 2, 2017--Power management company Eaton Corporation plc (NYSE:ETN) today announced that net income and operating earnings per share were $0.96 for the first quarter of 2017. Net income per share in the first quarter of 2017 was up 9 percent over the first quarter of 2016. Operating earnings per share, which exclude $1 million of acquisition integration charges in the first quarter of 2017 and $1 million in the first quarter of 2016, were also up 9 percent over the first quarter of 2016.

Sales in the first quarter of 2017 were $4.8 billion, up 1 percent over the same period in 2016. The sales increase consisted of 2 percent from growth in organic sales partially offset by a 1 percent decline from negative currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our first quarter net income and operating earnings per share were above the high end of our guidance range. Coming into the quarter, we had expected sales would be down 3 percent, split evenly between a decline in organic sales and negative currency translation. Our organic sales instead grew 2 percent and currency translation was slightly less negative than we had forecast, resulting in 1 percent revenue growth. This is the first quarter of revenue growth since the fourth quarter of 2014, evidence that a number of our markets are starting to turn up.

“Segment margins in the first quarter were 14.4 percent,” said Arnold. “Excluding restructuring costs of $17 million incurred in the segments in the quarter, segment margins were 14.8 percent.

“Operating cash flow in the first quarter was $463 million, a new first quarter record,” said Arnold. “The cash flow was inclusive of $100 million we put into our U.S. qualified pension plan in the quarter. We continued to return substantial cash to our shareholders, raising our quarterly dividend by 5 percent in February and repurchasing $255 million of our shares in the quarter.

“Order growth showed an improvement in most segments compared to the fourth quarter of 2016,” said Arnold. “Most notably, Hydraulics orders grew 22 percent versus growth of 8 percent in the fourth quarter of 2016, and Electrical Systems and Services orders were flat compared to a decline of 7 percent in the fourth quarter of 2016.

“In light of our strong first quarter, we are raising our earnings guidance for the year by $0.15 per share, an increase of 3 percent to the prior midpoint of our guidance,” said Arnold. “For the whole of 2017, we now expect net income and operating earnings per share to be between $4.45 and $4.75, representing a 9 percent increase at the midpoint of our guidance over 2016. We anticipate net income and operating earnings per share for the second quarter of 2017 to be between $1.05 and $1.15.”

Business Segment Results

Sales for the Electrical Products segment were $1.7 billion, up 2 percent over the first quarter of 2016. Organic sales were up 3 percent partially offset by negative currency translation of 1 percent. Operating profits, excluding acquisition integration charges of $1 million during the quarter, were $298 million, up 10 percent over the first quarter of 2016.

“Operating margins in the first quarter were 17.4 percent, and excluding restructuring costs of $3 million, 17.6 percent,” said Arnold. “Orders in the first quarter were up 3 percent over the first quarter of 2016, driven by growth in the Americas and EMEA, while APAC was flat. We saw particular strength in the Americas in residential products and lighting, and in EMEA in industrial controls.”

Sales for the Electrical Systems and Services segment were $1.3 billion, down 1 percent from the first quarter of 2016. Organic sales were flat and currency translation was negative 1 percent. Segment operating profits were $155 million, down 3 percent from the first quarter of 2016.

“Operating margins were 11.6 percent, and excluding restructuring costs of $2 million, 11.8 percent,” said Arnold. “Margins continue to be negatively impacted by weakness in large industrial projects and oil and gas markets.

“Orders in the first quarter were flat with the first quarter of 2016, as declines in the Americas and EMEA were offset by strength in APAC. The declines in the Americas and EMEA were largely due to lower power quality orders, reflecting a slowdown after a year of strong orders in 2016. Orders in APAC showed double-digit growth during the quarter as a result of strong project orders.”

Hydraulics segment sales were $587 million, up 7 percent over the first quarter of 2016. Organic sales were up 9 percent partially offset by negative currency translation of 2 percent. Operating profits in the first quarter were $60 million, an increase of 46 percent over the first quarter of 2016, with the increase driven by higher organic revenues and lower restructuring costs.

“Operating margins in the quarter were 10.2 percent, and excluding restructuring costs of $9 million, 11.8 percent,” said Arnold. “Hydraulics orders in the first quarter of 2017 were up a solid 22 percent over the first quarter of 2016, with growth in all geographic regions, particularly APAC. We saw order strength from both OEMs and distribution.”

Aerospace segment sales were $428 million, down 4 percent from the first quarter of 2016. Organic sales were down 1 percent and currency translation was negative 3 percent. Operating profits in the first quarter were $79 million, down 1 percent from the first quarter of 2016.

“Operating margins in the quarter were 18.5 percent, and excluding restructuring costs of $1 million, 18.7 percent,” said Arnold. “Orders in the quarter were up 2 percent compared to the first quarter of 2016. We saw strength in commercial transports and aftermarket, military rotorcraft, and business jets, partially offset by weakness in military transports and fighters.”

The Vehicle segment posted sales of $788 million, down 1 percent from the first quarter of 2016. Organic sales were down 2 percent while currency translation was 1 percent positive. Operating profits in the first quarter were $108 million, down 8 percent from the first quarter of 2016.

“Operating margins in the quarter were 13.7 percent, and excluding restructuring costs of $2 million, 14.0 percent,” said Arnold.

Eaton is a power management company with 2016 sales of $19.7 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 95,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning second quarter 2017 operating earnings and net income per share, full-year 2017 operating earnings and net income per share, and growth in our end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2017 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2017	2016
Net sales	$4,848	$4,813

Cost of products sold	3,310	3,291
Selling and administrative expense	885	892
Research and development expense	143	149
Interest expense - net	61	57
Other income - net	(15)	(18)
Income before income taxes	464	442
Income tax expense	32	39
Net income	432	403
Less net loss for noncontrolling interests	—	1
Net income attributable to Eaton ordinary shareholders	$432	$404

Net income per share attributable to Eaton ordinary shareholders
Diluted	$0.96	$0.88
Basic	0.96	0.88

Weighted-average number of ordinary shares outstanding
Diluted	451.0	459.8
Basic	448.8	458.6

Cash dividends declared per ordinary share	$0.60	$0.57

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$432	$404
Excluding acquisition integration charges (after-tax)	1	—
Operating earnings	$433	$404

Net income per share attributable to Eaton ordinary shareholders - diluted	$0.96	$0.88
Excluding per share impact of acquisition integration charges (after-tax)	—	—
Operating earnings per ordinary share	$0.96	$0.88

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2017	2016
Net sales
Electrical Products	$1,712	$1,680
Electrical Systems and Services	1,333	1,342
Hydraulics	587	551
Aerospace	428	445
Vehicle	788	795
Total net sales	$4,848	$4,813

Segment operating profit
Electrical Products	$297	$271
Electrical Systems and Services	155	159
Hydraulics	60	41
Aerospace	79	80
Vehicle	108	118
Total segment operating profit	699	669

Corporate
Amortization of intangible assets	(94)	(100)
Interest expense - net	(61)	(57)
Pension and other postretirement benefits expense	(11)	(14)
Other corporate expense - net	(69)	(56)
Income before income taxes	464	442
Income tax expense	32	39
Net income	432	403
Less net loss for noncontrolling interests	—	1
Net income attributable to Eaton ordinary shareholders	$432	$404

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
(In millions)
Assets
Current assets
Cash	$222	$543
Short-term investments	301	203
Accounts receivable - net	3,673	3,560
Inventory	2,344	2,254
Prepaid expenses and other current assets	435	381
Total current assets	6,975	6,941

Property, plant and equipment - net	3,481	3,443

Other noncurrent assets
Goodwill	13,296	13,201
Other intangible assets	5,441	5,514
Deferred income taxes	439	360
Other assets	979	960
Total assets	$30,611	$30,419

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$208	$14
Current portion of long-term debt	1,328	1,552
Accounts payable	1,891	1,718
Accrued compensation	270	379
Other current liabilities	1,860	1,822
Total current liabilities	5,557	5,485

Noncurrent liabilities
Long-term debt	6,677	6,711
Pension liabilities	1,553	1,659
Other postretirement benefits liabilities	366	368
Deferred income taxes	319	321
Other noncurrent liabilities	940	934
Total noncurrent liabilities	9,855	9,993

Shareholders’ equity
Eaton shareholders’ equity	15,157	14,897
Noncontrolling interests	42	44
Total equity	15,199	14,941
Total liabilities and equity	$30,611	$30,419

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2017 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 2. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges*
	Three months ended March 31
	2017	2016	2017	2016	2017	2016
Business segment
Electrical Products	$1	$—	$297	$271	$298	$271
Electrical Systems and Services	—	1	155	159	155	160
Hydraulics	—	—	60	41	60	41
Aerospace	—	—	79	80	79	80
Vehicle	—	—	108	118	108	118
Total business segments	1	1	$699	$669	$700	$670
Corporate	—	—
Total acquisition integration charges before income
taxes	1	1
Income taxes	—	1
Total after income taxes	$1	$—
Per ordinary share - diluted	$—	$—

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment acquisition integration charges in 2017 related to the integration of Ephesus Lighting, Inc. (Ephesus), which was acquired in 2015. The charges associated with Ephesus were included in Selling and administrative expense. Business segment acquisition integration charges in 2016 related to the integration of Oxalis Group Ltd. (Oxalis), which was acquired in 2015. The charges associated with Oxalis were included in Cost of products sold. In Business Segment Information, the charges reduced Operating profit of the related business segment.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1-440-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1-440-523-5127 (Investor Relations)